Exhibit 99.1

OSR Health Provides Shareholder Update Following Nasdaq Panel Decision

Company evaluating options to regain compliance; further update expected by November 6, 2026; $15 million VXM01 funding mechanism remains in place; committed to continuing Shareholder Loyalty Program

BELLEVUE, Wash., October 28, 2026 – OSR Health, Inc. (OTC: OSRH) (“OSR Health” or the “Company”), a global healthcare holding company, today provided an update to shareholders following the decision of the Nasdaq Hearings Panel to delist the Company’s securities from The Nasdaq Stock Market.

Nasdaq decision

On October 23, 2026, the Nasdaq Hearings Panel determined to delist the Company’s securities for non-compliance with Nasdaq’s $1.00 minimum bid price requirement. The Company’s common stock has been quoted on the over-the-counter market under the symbol “OSRH” since trading on Nasdaq was suspended on August 26, 2026. The Panel’s decision does not affect the Company’s status as an SEC-reporting company.

Throughout the compliance process, the Company chose not to pursue a reverse stock split. The Company believed that its share price should reflect the progress of its business rather than a change in share count, and it sought instead to regain compliance through organic value-creating initiatives.

“In our Hub-and-Spoke business structure, the listed status of the Hub matters, and we are evaluating our pathway to regaining our listing,” said Peter Hwang, Chief Executive Officer of OSR Health. “We remain focused on advancing our pipeline, securing our funding, and returning to a national exchange on the strength of our business.”

Path back to a national exchange

Returning to a national securities exchange remains a priority. The Company is evaluating a range of options to regain compliance with applicable listing standards, including strategic and corporate alternatives, and intends to provide a further update on its plan on or before November 6, 2026.

$15 million VXM01 funding mechanism

The Company’s $15 million equity put option against BCM Europe AG under the Global Exclusive License Agreement for VXM01 remains in place. As amended on October 15, 2026, it may also be settled through the issuance of convertible notes for an equal amount of the principal ($15 million) at fixed conversion prices of approximately $2.00 to $5.00 per share.

Shareholder Loyalty CVR Program

Reflecting its commitment to long-term shareholders, the Company intends to seek to continue its Shareholder Loyalty CVR Program for enrolled holders, including by amending the CVR Agreement so that price thresholds are measured on the principal market on which its common stock is then listed or quoted. Enrolled holders will be updated as this progresses.

Pipeline development continues

Development continues across the Company’s portfolio, including VXM01, Vaximm’s oral T-cell immunotherapy, for which Vaximm is currently preparing a publication of its new data analysis on the completed Phase 2a trial in glioblastoma; Darnatein’s regenerative protein programs, which continue to be the subject of licensing discussions with a potential licensee; and Woori IO’s noninvasive glucose monitoring technology, with numerous parties from around the globe having expressed an interest in potential partnerships.

“We thank our shareholders for their patience and resilience through this process,” said Tim Smith, Head of Investor Relations at OSR Health. “Our current trading venue may have changed, but our mission has not. We continue to build the business and pursue potential partnerships, we remain fully SEC-reporting, and we look forward to updating shareholders by November 6 on our plan to regain a national securities exchange listing.”

About OSR Health, Inc.

OSR Health, Inc. (OTC: OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in health and wellness. Through its subsidiaries, OSR Health engages in immuno-oncology, regenerative biologics, and medical device technologies to improve health outcomes worldwide. Learn more at www.OSR-Health.com.

Investor Contact

OSR Health, Inc.
Investor Relations
ir@osr-health.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s evaluation of options to regain compliance with listing standards and the timing of any further update, its plans to seek to return to a national securities exchange, the availability of funding under its agreements with BCM Europe AG, the continuation of its Shareholder Loyalty Program, and the development of its product candidates. These statements involve risks and uncertainties that could cause actual results to differ materially, including the outcome of any option the Company may pursue, the Company’s ability to satisfy listing standards, the ability of BCM Europe AG or a designated purchaser to fund its obligations, the Company’s ability to amend the CVR Agreement on acceptable terms, and the other risks described in the Company’s SEC filings. The Company undertakes no obligation to update these statements except as required by law.